As Filed with the Securities and Exchange Commission on January 12th, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEAN ENERGY FUELS CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0968580 (I.R.S. Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California (Address of Principal Executive Offices)	90740 (Zip Code)

AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew J. Littlefair

President and Chief Executive Officer

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740

(Name and Address of Agent For Service)

(562) 493-2804

(Telephone number, including area code, of agent for service)

Copy to:

Bruce A. Mann, Esq.

Andrew D. Thorpe, Esq.

Morrison & Foerster LLP

425 Market Street, 32nd Floor

San Francisco, California  94105

Telephone:  (415) 268-7000

Fax:  (415) 268-7522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,000,000 shares	$16.32	$16,320,000	$1,163.62	(3)

(1)          In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall cover any additional securities that may from time to time be offered or issued under the adjustment provisions of the employee benefit plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on January 5, 2010.

(3)          No payment of registration fee is being made in connection with the filing of this registration statement.  Rather, $1,163.62 of the registration fee for this registration statement is being offset, pursuant to Rule 457(p) under the Securities Act, by the registration fees paid in connection with unsold securities registered by the registrant under Registration Statement No. 333-137124 (initially filed on September 6, 2006).

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed for the purpose of registering 1,000,000 additional shares of our common stock to be issued pursuant to the annual automatic increase provisions of the Clean Energy Fuels Corp. Amended and Restated 2006 Equity Incentive Plan, which are the same class as those securities previously registered on effective Forms S-8 filed with the Securities and Exchange Commission on August 14, 2007 (File No. 333-145434), April 14, 2008 (File No. 333-150331), January 16, 2009 (File No. 333-156776) and June 5, 2009 (File No. 333-159799), and the contents of those Registration Statements, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.            Exhibits.

See Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seal Beach, State of California, on January 12, 2010.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Andrew J. Littlefair
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew J. Littlefair and Richard R. Wheeler, jointly and severally, the undersigned’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of Clean Energy Fuels Corp.), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated

Name	Title	Date

/s/ Andrew J. Littlefair		January 12, 2010
Andrew J. Littlefair	President, Chief Executive Officer (Principal Executive Officer) and a Director

/s/ Richard R. Wheeler		January 12, 2010
Richard R. Wheeler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Warren I. Mitchell		January 12, 2010
Warren I. Mitchell	Chairman of the Board and Director

/s/ John S. Herrington		January 12, 2010
John S. Herrington	Director

/s/ James C. Miller III		January 12, 2010
James C. Miller III	Director

/s/ Boone Pickens		January 12, 2010
Boone Pickens	Director

/s/ Kenneth M. Socha		January 12, 2010
Kenneth M. Socha	Director

/s/ Vincent C. Taormina		January 12, 2010
Vincent C. Taormina	Director

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Independent Registered Public Accounting Firm KPMG LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See Signature Page)